EXHIBIT INDEX


Page No.        Identification and Classification of the Subsidiary
6               Which Acquired the Security Being Reported on by the
              		Parent Holding Company


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                     			       EXHIBIT



  Aetna Life Insurance Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

	      941,535 shares of Common Stock;  Par Value $.01